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                                                        EXHIBIT 21.1


                             LIST OF SUBSIDIARIES



                                         Jurisdiction of
Name of Subsidiary                       Incorporation
- ------------------                       -------------

Aspen Tech Asia Ltd.                     Hong Kong

Aspen Tech Europe B.V.                   The Hague

Aspen Tech Europe S.A./N.V.              Belgium

Aspen Tech Japan Co., Ltd.               Japan

Aspen Tech UK Ltd.                       England

Dynamic Matrix Control Corporation       Texas

Industrial Systems, Inc.                 Washington

Process Modeling Investment Corporation  Delaware

Setpoint, Inc.                           Texas